Exhibit 28 (j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings,” “Independent Registered Public Accounting Firm and Fund Counsel” and “Financial Statements” in the Statement of Additional Information; and to the incorporation by reference of our report, dated June 25, 2009, on the financial statements and financial highlights of the First Funds comprised of First Caliber Equity, First Sterling Income and First Elite Money Market in Post-Effective Amendment Number 10 to the Registration Statement (Form N-1A, No. 333-72732), included in the Annual Report to Shareholders for the fiscal year ended April 30, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Columbus, Ohio
August 25, 2009